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                           May 3, 2021

       Mark Learmonth
       Chief Financial Officer
       Caledonia Mining Corporation Plc
       B006 Millais House
       Castle Quay
       St Helier
       Jersey JE2 3EF

                                                        Re: Caledonia Mining
Corporation Plc
                                                            Registration
Statement on Form F-3
                                                            Filed April 26,
2021
                                                            File No. 333-255500

       Dear Mr. Learmonth:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              James Guttman, Esq.